Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Fourth Quarter and Year-End Results

SYKESVILLE, MD – January 20, 2015 – Carroll Bancorp, Inc. (the “Company”) (OTCQB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced net income of $118,000 or $0.26 per diluted common share for the three months ended and net income of $390,000 or $0.90 per diluted common share for the twelve months ended December 31, 2014. By comparison, the Company recorded net income of $47,000 or $0.14 per diluted common share for the three months ended and net income of $222,000 or $0.66 per diluted common share for the twelve months ended December 31, 2013.

Total assets grew by $8.2 million, or 7.6%, compared to December 31, 2013, to $115.9 million. Most of that growth was in our loan portfolio which grew by $6.5 million, or 7.8%, to $90.7 million at December 31, 2014. Nonperforming loans at December 31, 2014 decreased by $570,000 to $479,000 compared to December 31, 2013 and total nonperforming assets decreased during 2014 by $979,000, or 64.8%, to $532,000. The ratio of nonperforming loans to total loans was 0.53% and 1.25%, respectively, at December 31, 2014 and 2013 and the ratio of total nonperforming assets to total assets was 0.46% and 1.40%, respectively, at December 31, 2014 and 2013.

Net interest income was $3.8 million for the twelve months ended December 31, 2014, an increase of 6.8% from the same period in 2013 as interest income remained relatively flat and interest expense declined by 20.1%. Our net interest margin remained strong at 3.67% for the year ending December 31, 2014 compared to 3.60% for the year ending December 31, 2013. Noninterest expense also remained relatively flat remaining at $3.4 million for the year ended December 31, 2014 compared to the year ended December 31, 2013.

“The Company continued to make significant progress in 2014, exceeding our strategic goals for the year. Net income increased by $169,000, or 76%, compared to 2013 as our net interest income increased and our net interest margin continued to improve, exceeding our FDIC peer group. Additionally, our asset quality metrics continue to outperform our state and national peer groups.” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc.

Carroll Bancorp, Inc.’s common stock trades on the OTC Markets (www.otcmarkets.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in the towns of Eldersburg and Westminster in Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Financial Highlights

(Dollars in thousands)	At December 31, 2014	At December 31, 2013	At December 31, 2012
	(unaudited)	(audited)	(audited)
Selected Financial Condition Data:
Total assets	$115,906	$107,713	$102,532
Total loans	90,707	84,174	78,742
Allowance for loan losses	722	682	859
Deposits	96,905	91,764	87,453
Federal Home Loan Bank advances	8,000	7,365	6,500
Total stockholders’ equity	10,750	8,416	8,468

Asset Quality Ratios:
Allowance for loan losses to total loans	0.80%	0.81%	1.09%
Nonperforming loans to total loans	0.53%	1.25%	0.86%
Nonperforming assets to total assets	0.46%	1.40%	1.43%

Capital Ratios (bank level):
Total capital to risk-weighted assets	14.81%	12.88%	13.42%
Tier 1 capital to risk weighted assets	13.84%	11.87%	12.17%
Tier 1 capital to average assets	9.15%	7.44%	7.55%
Tangible equity to tangible assets	8.92%	7.53%	7.83%

(unaudited)	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
( Dollars in thousands, except per share data)	2014	2013	Variance	2014	2013	Variance
Selected Operating Data:
Interest and dividend income	$1,163	$1,124	$39	$4,482	$4,403	$79
Interest expense	163	175	(12)	655	820	(165)

Net interest income	1,000	949	51	3,827	3,583	244
Provision for loan losses	1	3	(2)	15	87	(72)

Net interest income after provision for loan losses	999	946	53	3,812	3,496	316
Noninterest income	44	11	33	197	191	6
Noninterest expense	846	880	(34)	3,383	3,357	26

Income (loss) before income tax expense (benefit)	197	77	120	626	330	296
Income tax expense (benefit)	79	30	49	236	108	128

Net income (loss)	$118	$47	$71	$390	$222	$168

Basic earnings per share	$0.26	$0.14	$0.12	$0.93	$0.67	$0.26

Fully diluted earnings per share	$0.26	$0.14	$0.12	$0.90	$0.66	$0.24

Select Financial Ratios (unaudited):
Return on average assets	0.41%	0.17%		0.35%	0.21%
Return on average equity	4.38%	2.20%		3.88%	2.62%
Interest rate spread	3.61%	3.66%		3.60%	3.54%
Net interest margin	3.69%	3.71%		3.67%	3.60%
Efficiency ratio	81.02%	91.70%		84.06%	88.95%
Noninterest expense to average assets	2.97%	3.23%		3.07%	3.17%
Average interest-earning assets to average interest-bearing liabilities	112.79%	108.12%		110.92%	107.59%